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                                                                   Exhibit 10.26
                                                                   -------------

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") has been executed as of February 4, 2000 by and between IndyMac Mortgage Holdings, Inc. and IndyMac, Inc. (each of which is individually and collectively referred to as the "Employer") and Michael W. Perry ("Officer").

                                  WITNESSETH:

WHEREAS, Employer desires to obtain the benefit of continued services of Officer and Officer desires to continue to render services to Employer and its affiliates.

WHEREAS, Employer and Officer desire to set forth the terms and conditions of Officer's employment with Employer and its affiliates under this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained. The parties hereto agree as follows:

1. Term. Employer agrees to employ Officer and Officer agrees to serve Employer and its affiliates, in accordance with the terms hereof, for a term beginning on the date first written above and ending on February 5, 2003, unless earlier terminated in accordance with the provisions hereof.

2. Position, Duties and Responsibilities. Employer and Officer hereby agree that, subject to the provisions of this Agreement, Employer will employ Officer and Officer will serve as Chief Executive Officer of Employer. Employer agrees that Officer's duties hereunder shall be the usual and customary duties of such offices and such further duties shall not be inconsistent with the provisions of applicable law. Officer shall have such executive power and authority as shall reasonably be required to enable him to discharge his duties in the offices which he may hold. All compensation paid to Officer by Employer or any of its affiliates shall be aggregated in determining whether Officer has received the benefits provided for herein, but without prejudice to the allocation of costs among the entities to which Officer renders services hereunder.

     Employer agrees that it will nominate Officer to be elected to the Board of Directors of Employer (subject to shareholder approval) and that, as long as Officer serves on the Board of Directors, he will serve as Vice Chairman of the Board. In the event Officer is not elected to the Board of Directors, Officer can elect to treat such action as a Termination Other Than For Cause pursuant to Section 5(d).

     In the event of a material diminution in Officer's position, powers, reporting requirements, duties or responsibilities as Chief Executive Officer, which is not cured within thirty (30) days after receipt by Employer of written notice of such material diminution, Officer can elect to treat such action as a Termination Other Than For Cause pursuant to
     Section 5(d).

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3.   Scope of this Agreement and Outside Affiliations. During the term of this
     Agreement, Officer shall devote his full business time and energy, except as expressly provided below, to the business, affairs and interests of Employer and its affiliates, and matters related thereto, and shall use his best efforts and abilities to promote their respective interests. Officer agrees that he will diligently endeavor to promote the business, affairs and interests of Employer and its affiliates and perform services contemplated hereby, in accordance with the policies established by the Board, which policies shall be consistent with this Agreement. Officer agrees to serve without additional remuneration as an officer or director of one or more (direct or indirect) subsidiaries or affiliates of Employer as the Board may from time to time request, subject to appropriate authorization by the affiliate or subsidiary involved and any limitation under applicable law. Officer's failure to discharge an order or perform a function because Officer reasonably and in good faith believes such would violate a law or regulation or be dishonest shall not be deemed a breach by him of his obligations or duties pursuant to any of the provisions of this Agreement, including without limitation pursuant to Section 5(c) hereof.

     During the course of Officer's employment as a full-time officer hereunder, Officer shall not, without the consent of the Board, compete, directly or indirectly, with Employer in the business then conducted by Employer or any of its affiliates.

     Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any governmental entity or trade association, without seeking or obtaining approval by the Board, provided such activities and services do not materially interfere or conflict with the performance of his duties hereunder.

4.   Compensation and Benefits.

     a. Base Salary. Employer shall pay to Officer a base salary in respect of the portion of the fiscal year of Employer (a "Fiscal Year") ending December 31, 2000 at the annual rate of $760,000 (the "Annual Rate"), beginning on the date hereof. On or after the beginning of each Fiscal Year commencing January 1, 2001, the Compensation Committee of the Board (the "Compensation Committee") may, based upon the recommendation of the chairman of the Compensation Committee and Board of Directors' approval and the performance of Officer and Employer, increase the Annual Rate. While any such increase shall be at the discretion of the Compensation Committee, it is anticipated that such increase will be at least an increase of 10% of the Annual Rate, but could vary from such percentage in the judgment of the Compensation Committee.

     b. Incentive Compensation. Generally, Employer shall pay to Officer for each of the Fiscal Years ending during the term of this Agreement no incentive compensation award, provided, however, that the decision whether or not to award Officer incentive compensation (including without limitation additional stock incentives, compensation or benefits) and the amount, if any, shall be at the sole and absolute discretion of the Compensation Committee.

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     c.  Stock Options. Employer shall grant to Officer a stock option grant of
         1,000,000 shares of the Employer's common stock on February 4, 2000 and 1,000,000 shares of the Employer's common stock on February 5, 2001. These stock option grants shall vest equally over 5 years from their respective date of grant.

         Officer agrees that any stock options or restricted stock granted to him under his prior Employment Agreements shall be subject to the vesting schedule provided therein and shall otherwise be subject to the terms of this Agreement.

         All stock options and restricted stock governed by this Section 4(c):
         (i) shall be granted pursuant to Employer's current stock option plan, or such other stock option plan or plans as may be or come into effect during the term of this Agreement, (ii) shall have a per share exercise price equal to the fair market value (as defined in the current stock option plan or such other plan or plans) of the common stock at the time of grant, (iii) shall become immediately and fully vested and granted if not yet vested or granted in the event of a Change in Control (as defined in Appendix A) or in the event that Officer's employment is terminated due to death or Disability or by Employer other than for Cause ("Cause" as defined in Section 5(c)) or in the event that this Agreement terminates according to its terms (as provided in Section 5(g)), and (iv) shall give Officer the right, upon termination of his employment hereunder, other than for Cause, to exercise such options for a period of twelve (12) months after such termination (but in no event later than their expiration date).

         All stock options and restricted stock shall be subject to such other reasonable and consistent terms and conditions as may be determined by the Compensation Committee and set forth in the memorandum evidencing the award.

     d. Additional Benefits. Officer shall also be entitled to all rights and benefits for which he is otherwise eligible under any bonus plan, stock purchase plan, participation or extra compensation plan, executive compensation plan, pension plan, profit-sharing plan, deferred compensation plan, life and medical insurance policy, or other plans or benefits, which Employer or its subsidiaries may provide for him, or provided he is eligible to participate therein, for senior officers generally or for employees generally, during the term of this Agreement (collectively, "Additional Benefits"). This Agreement shall not affect the provision of any other compensation, retirement or other benefit program or plan of Employer. If Officer's employment is terminated hereunder, pursuant to Section 5(a), 5(b) or 5(d), Employer shall continue for the period specified in Section 5(a), 5(b) or 5(d) hereof, to provide benefits substantially equivalent to the life, disability, and medical insurance policies on behalf of Officer and his dependents and beneficiaries which were being provided to them immediately prior to Officer's Termination Date, but only to the extent that Officer is not entitled to comparable benefits from other employment.

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     e.  Certain Perquisites.

         (i) Club Memberships. Employer shall pay standard annual and monthly membership fees and any business related charges for Officer's participation in the Young Presidents' Organization, the San Gabriel Country Club, the California Club, and such other memberships as may be approved by the Compensation Committee.

         (ii) Car Allowance. Employer shall either provide Officer with an appropriate luxury automobile for Officer's exclusive use or pay Officer an equivalent monthly automobile allowance, such automobile or amount to be mutually agreed to by the Compensation Committee and Officer.

         (iii) Travel. In connection with business travel. Officer shall be permitted to travel first class, or by chartered service where appropriate, and to be reimbursed by Employer for such travel expenses.

         (iv) Financial Planning Services. Employer shall pay for the financial planning and tax services of AYCO for Officer, including a full tax gross-up for any imputed income to Officer resulting from such benefit. The annual amount that Employer shall be required to pay for such services shall not exceed $25,000, exclusive of the tax gross-up.

         (v) Split Dollar Life Insurance. Employer shall provide a split dollar life insurance policy in a face amount equal to four (4) times Officer's Base Salary, on the life of Officer. The terms of such life insurance will be set forth in a separate memorandum.

     f. Employer Liability. IndyMac Mortgage Holdings, Inc. and IndyMac, Inc. are fully liable for the full amount of compensation and benefits payable to Officer. It is anticipated that initially all compensation will be paid by IndyMac, Inc. and that any allocation of the costs of such compensation between IndyMac Mortgage Holdings, Inc. and IndyMac, Inc. will be set forth in a separate agreement between those two entities.

5. Termination. The compensation and benefits provided for herein and the employment of Officer by Employer shall be terminated only as provided for below in this Section 5:

     a. Disability. In the event that Officer shall fail, because of illness, injury or similar incapacity ("Disability"), to render for six (6) consecutive months or for shorter periods aggregating one hundred twenty (120) or more business days in any twelve (12) month period, services contemplated by this Agreement, Officer's full-time employment hereunder may be terminated, by written Notice of Termination from Employer to Officer; and thereafter, Employer shall continue, from the Termination Date until Officer's death or February 5, 2003, whichever first occurs (the "Disability Payment Period"), (i) to pay compensation to Officer,

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         in the same manner as in effect immediately prior to the Termination
         Date, in an amount equal to (1) fifty percent (50%) of the then existing base salary payable immediately prior to the termination, minus (2) the amount of any cash payments to him under the terms of Employer's disability insurance or other disability benefit plans or Employer's tax-qualified Defined Benefit Pension Plan, and any compensation he may receive pursuant to any other employment, and (ii) to provide during the Disability Payment Period the benefits specified in the last sentence of Section 4(d) hereof.

         The determination of Disability shall be made only after Officer has failed to render services for the above stated time periods and shall be made only after 30 days notice to Officer (which may run concurrently with the Notice of Termination). In order to determine Disability, both employer and Officer shall have the right to provide medical evidence to support their respective positions, with the ultimate decision regarding Disability to be made by a majority of Employer's disinterested directors.

     b. Death. In the event that Officer shall die during the term of this Agreement, Employer shall pay to such person or persons as Officer shall have directed in writing or, in the absence of a designation, to his estate (the "Beneficiary") an amount equal to $5,000,000.00, which amount shall be in addition to any other benefits to be paid upon Officer's death, including any life insurance payments. Such payment will be made within 30 days of the death of Officer. If Officer's death occurs while he is receiving payments for Disability under Section 5(a) above, such payments shall cease and the Beneficiary shall be entitled to the payments and benefits under this Subsection 5(b). This Agreement in all other respects will terminate upon the death of Officer; provided, however, that (i) the termination of the Agreement shall not affect Officer's entitlement to all other benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to its termination, and (ii) to the extent not otherwise vested, all outstanding stock options granted to Officer pursuant to
         Section 4(c) will vest upon his death.

     c. Cause. Employer may terminate Officer's employment under this Agreement for "Cause." A termination for Cause is a termination by reason of (i) a material breach of this Agreement by Officer (other than as a result of incapacity due to physical or mental illness) which is committed in bad faith or without reasonable belief that such breach is in the best interests of Employer and which, for any breach that is remediable, is not remedied within a reasonable period of time after receipt of written notice from Employer specifying such breach, or (ii) Officer's conviction by a court of competent jurisdiction of a felony involving acts of fraud, embezzlement, dishonesty or moral turpitude, or (iii) entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter removing Officer from office of Employer or its affiliates or permanently prohibiting him from participating in a material portion of the affairs of Employer of any of its affiliates, provided that the order resulted from act(s) of Officer which were committed in bad faith and without reasonable belief that such act(s) were in the best interests of Employer. If Officer shall be convicted of a felony or shall be removed from office and/or temporarily prohibited from participating in

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         the conduct of Employer's or any of its affiliates' affairs by any federal or state regulatory authority having jurisdiction in the matter, Employer's obligations under Sections 4(a), 4(b), 4(c), and 4(f) hereof shall be automatically suspended; provided, however, that if the charges resulting in such removal or prohibition are finally dismissed or if a final judgment on the merits of such charges is issued in favor of Officer, or if the conviction is overturned on appeal, then Officer shall be reinstated in full with back pay for the removal period plus accrued interest at the rate then payable on judgments. During the period that Employer's obligations under Sections 4(a), 4(b), 4(c), and 4(f) hereof are suspended, Officer shall continue to be entitled to receive Additional Benefits under Section 4(d) until the conviction of the felony or removal from office has become final and non-appealable. When the conviction of the felony or removal from office has become final and non-appealable, all of Employer's obligations hereunder shall terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(c) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment. Upon termination for Cause, Officer is not entitled to any severance and no unvested stock options or restricted stock will vest because of the termination. Anything herein to the contrary notwithstanding, termination for Cause shall not include termination by reason of Officer's job performance or a job performance rating given to Officer for his job performance or the financial performance of Employer or any affiliated company.

     d.  Termination Other Than For Cause.

         (i) If during the term of this Agreement, Officer's employment shall be terminated by Employer other than for Cause, then Employer shall (1) pay Officer in a single payment as soon as practicable after the Termination Date, but in no event later than thirty
               (30) days thereafter, an amount in cash equal to $5,000,000 and
               (2) until the earlier of (a) the date Officer obtains other employment which provides similar benefits or (b) the second anniversary of the Termination Date, provide the benefits specified in the last sentence of Section 4(d) hereof.

         (ii) If within two (2) years after a "Change in Control" (as defined in Appendix A to this Agreement) and during the term of this Agreement, Officer's position, powers, reporting requirements, duties, or responsibilities as Chief Executive Officer or Vice Chairman of the Board of Directors, or such other higher position held by Officer are materially altered from those in effect immediately prior to the Change in Control, then Officer can terminate this Agreement upon thirty days (30) notice, and Employer shall (1) pay Officer in a single payment as soon as practicable after the Termination Date, but in no event later than thirty (30) days thereafter, an amount in cash equal to $5,000,000 and (2) until the earlier of (a) the date Officer obtains other employment which provides similar benefits or (b) the second anniversary of the Termination Date, provide the benefits specified in the last sentence of Section 4(d)

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               hereof.

         (iii) Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that any payment or distribution by Employer or any other person or entity to or for the benefit of Officer (within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code"), whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, his employment with Employer or a change in ownership or effective control of Employer or a substantial portion of its assets (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), the Payments shall include gross-up for any excise taxes due under IRC 280g or similar "golden parachute" provisions plus any excise, income, or payroll taxes owed on the payment on the excise tax amount.

     e. Resignation. If during the term of this Agreement, Officer shall resign voluntarily, all of his rights to payment or benefits hereunder shall immediately terminate; provided, however, that the termination of Officer's employment pursuant to this Section 5(e) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable in respect of periods ending prior to his termination of employment. If Officer resigns as a result of a material breach by Employer, including a deemed breach pursuant to Section 8(a), which breach is not cured by Employer within 30 days receipt of written notice, then Officer's resignation will be considered as a Termination Other Than For Cause pursuant to Section 5(d) for all purposes under this Agreement.

     f. Notice of Termination. Any purported termination by Employer or by Officer shall be communicated by a written Notice of Termination to the other party hereto which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Officer's employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination. The "Termination Date" shall mean the date specified in the Notice of Termination, which shall be no less than 30 or more than 60 days from the date of the Notice of Termination. Notwithstanding any other provision of this Agreement, in the event of any termination of Officer's employment hereunder for any reason, Employer shall pay Officer his full base salary through the Termination Date, plus any Additional Benefits which have been earned or become payable, but which have not yet been paid as of such Termination Date.

     g. Non-Renewal of Agreement. In the event that this Agreement terminates according to its terms on February 5, 2003, and is not renewed on terms mutually acceptable to Employer and Officer, such termination of Officer's employment pursuant to this Section 5(g) shall not affect Officer's entitlement to all benefits in which he has become vested or which are otherwise payable with respect to

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         periods ending on or prior to his termination of employment, provided that, to the extent not otherwise vested, all outstanding stock options and restricted stock granted to Officer pursuant to Section 4(c) or prior to this Agreement shall thereupon vest. Employer shall also (1) pay Officer in a single payment as soon as practicable after the termination, but in no event later than thirty (30) days thereafter, an amount in cash equal to $5,000,000.00, and (2) until the earlier of (a) the date Officer obtains other employment or (b) the second anniversary of the termination of employment, provide the benefits specified in the last sentence of Section 4(e) hereof.

6. Reimbursement of Business Expenses. During the term of this Agreement, Employer shall reimburse Officer promptly for all reasonable and appropriate business expenditures to the extent that such expenditures are substantiated by Officer as required by the Internal Revenue Service and rules and policies of Employer.

7. Indemnity. To the extent permitted by applicable law, the Certificate of Incorporation and the By-Laws of Employer (as from time to time in effect) and any indemnity agreements entered into from time to time between Employer and Officer, Employer shall indemnify Officer and hold him harmless for any acts or decisions made by him in good faith while performing services for Employer, and shall maintain coverage for him under liability insurance policies of a minimum amount of fifty million dollars covering officers or directors of Employer.

8.   Miscellaneous.

     a. Successorship. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns, but without the prior written consent of Officer, this Agreement may not be assigned other than in connection with a merger or sale of substantially all the assets of Employer or similar transaction to or with a company with a larger net worth, higher credit rating and greater profit than Employer. The failure of any successor to or assignee of the Employer's business and/or assets in such transaction to expressly assume all obligations of Employer hereunder shall be deemed a material breach of this Agreement by Employer.

     b. Notices. Any notices provided for in this Agreement shall be sent to Employer at its corporate headquarters, Attention: Corporate Counsel/Secretary, with a copy to the Chairman of the Compensation Committee at the same address, or to such other address as Employer may from time to time in writing designate, and to Officer at such address as he may from time to time in writing designate (or his business address of record in the absence of such designation). All notices shall be deemed to have been given two (2) business days after they have been deposited as certified mail, return receipt requested, postage paid and properly addressed to the designated address of the party to receive the notices.

     c. Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof, and it replaces and supersedes any prior

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         agreements between the parties relating to said subject matter;
         provided, however, that Officer hereby expressly acknowledges that Officer has executed Employer's standard Arbitration Agreement to the extent not replaced or superseded by this Agreement. No modifications or amendments of this Agreement shall be valid unless made in writing and signed by the parties hereto.

     d. Waiver. The waiver of the breach of any term or of any condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition.

     e. California Law. This Agreement shall be construed and interpreted in accordance with the laws of California.

     f. Attorneys' Fees in Action on Contract. If any arbitration or litigation shall occur between the Officer and Employer, which arbitration or litigation arises out of or as a result of this Agreement or the acts of the parties hereto pursuant to this Agreement, or which seeks an interpretation of this Agreement, the prevailing party in such arbitration or litigation, in addition to any other judgment or award, shall be entitled to receive such sums as the court hearing the matter shall find to be reasonable as and for the attorney's fees of the prevailing party.

     g. Confidentiality. Officer agrees that he will not divulge or otherwise disclose, directly or indirectly, any trade secret or other confidential information concerning the business or policies of Employer or any of its subsidiaries which he may have learned as a result of his employment during the term of this Agreement or prior thereto as an employee, officer or director of or consultant to Employer or any of its subsidiaries, except to the extent such use or disclosure is (i) necessary or appropriate to the performance of this Agreement and in furtherance of Employer's best interests as determined in Officer's business judgment, (ii) required by applicable law or in response to a lawful inquiry from a governmental or regulatory authority, (iii) lawfully obtainable from other sources, or (iv) authorized by Employer. The provisions of this subsection shall survive the expiration, suspension or termination, for any reason, of this Agreement.

     h. Remedies of Employer. Officer acknowledges that the services he is obligated to render under the provisions of this Agreement are of a special, unique, unusual, extraordinary and intellectual character, which gives this Agreement peculiar value to Employer. The loss of these services cannot be reasonably or adequately compensated in damages in an action at law and it would be difficult (if not impossible) to replace these services. By reason thereof, Officer agrees and consents that if he violates any of the material provisions of this Agreement, Employer, in addition to any other rights and remedies available under this Agreement or under applicable law, shall be entitled during the remainder of the term to seek injunctive relief, without posting any bond, from a tribunal of competent jurisdiction, restraining Officer from committing or continuing any violation of this Agreement.

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     i.  Severability. If any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect, and if any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

     j. No Obligation to Mitigate. Officer shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and, except as provided in Section 5(a)(i)(2) hereof, no payment hereunder shall be offset or reduced by the amount of any compensation or benefits provided to Officer in any subsequent employment.

     k.  Covenant Not to Compete.

         (i) In General. Officer agrees that while he is employed by Employer during the term of this Agreement and for a period of one year after the termination of such employment if he voluntarily resigns or if he is terminated for Cause or Other Than For Cause (the "Non-Compete Period"), he shall not, within North America:

               (A) engage in any business, whether as an employee, consultant, partner, principal, agent, representative or stockholder (other than as a stockholder of less than a one percent (1%) equity interest) or in any other corporate or representative capacity with any other business whether in corporate, proprietorship, or partnership form or otherwise, where such business is engaged in any activity which competes with the material business of Employer (or its subsidiaries or affiliates) as conducted on the date Officer's employment terminated;

               (B) solicit business from, or perform services for, any company or other business entity which at any time during the two-year period immediately preceding Officer's termination of employment with Employer was a material client of Employer (or its subsidiaries or affiliates) (including without limitation any lessee, vendor or supplier); or

               (C) solicit for employment, offer, or cause to be offered, employment, either on a full-time, part-time or consulting basis, to any person who was employed by Employer (or its subsidiaries or affiliates) on the date Officer's employment terminated, unless Officer shall have received the prior written consent of Employer.

         (ii) Consideration. The consideration for the foregoing covenant not to compete, the sufficiency of which is hereby acknowledged, is Employer's agreement to continue to employ Officer and provide compensation and benefits pursuant to this Agreement, including but not limited to Section

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               5(d).

         (iii) Relief and Other Remedies. Officer acknowledges and agrees that Employer's remedies at law for a breach or threatened breach of any of the provisions of this Section would be inadequate and, in recognition of this fact, Officer agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Employer, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

         (iv) Reformation. If the foregoing covenant not to compete would otherwise be determined invalid or unenforceable by a court of competent jurisdiction, such court shall exercise its discretion in reforming the provisions of this Section to the end that Officer be subject to a covenant not to compete, reasonable under the circumstances, enforceable by Employer.

     l. Location of Services. Officer is required to perform his services under this Agreement at such present or future business location of Company as may be designated by the Chairman of the Board of Directors in the Counties of Los Angeles, Orange or Ventura, California or wherever the Corporate Headquarters of the Employer may be located. If Employer requests Officer to relocate outside of the locations referenced above, Officer shall have the option of agreeing to such relocation and the terms of this Agreement shall continue in full force and effect. If Officer declines to relocate, either the Officer or Employer shall provide the other party with a Notice of Termination in accordance with
         Section 5(f) and the Officer will be deemed to have been terminated pursuant to Section 5(d).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first a written.

                                  EMPLOYER



                                  By: ____________________________
                                  Name:___________________________
                                  Title:__________________________
                                  OFFICER:



                                  --------------------------------
                                  in his individual capacity

                                  APPENDIX A

A "Change in Control" shall mean the occurrence during the term of the Agreement, of any one of the following events:

A. An acquisition (other than directly from Employer) of any common stock or other "Voting Securities" (as hereinafter defined) of Employer by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty five percent (25%) or more of the then outstanding shares of Employer's common stock or the combined voting power of Employer's then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. For purposes of this Agreement, (1) "Voting Securities" shall mean Employer's outstanding voting securities entitled to vote generally in the election of directors and (2) a "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) Employer or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by Employer (for purposes of this definition, a "Subsidiary"),
     (ii) Employer or any of its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined).

B. The individuals who, as of the date of the Agreement are members of the Board (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board; provided, however, that if the election, or nomination for election by Employer's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

C.   The consummation of:

     (i) A merger, consolidation or reorganization involving Employer, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of Employer where:

           a. the stockholders of Employer, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization at least seventy percent (70%) of the combined voting power of the outstanding Voting Securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization;

           b. the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation, or in the event that, immediately following the consummation of such transaction, a corporation beneficially owns, directly or indirectly, a majority of the Voting Securities of the Surviving Corporation, the board of directors of such corporation; and

           c. no Person other than (i) Employer, (ii) any Subsidiary, (iii) any employee benefit plan (or any trust forming a part thereat) maintained by Employer, the Surviving Corporation or any Subsidiary, or (iv) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty-five percent (25%) or more of the then outstanding Voting Securities or common stock of Employer, has Beneficial Ownership of twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation's then outstanding Voting Securities or its common stock;

     (ii)  A complete liquidation or dissolution of Employer; or

     (iii) The sale or other disposition of all or substantially all of the assets of Employer to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding common stock or Voting Securities as a result of the acquisition of common stock or Voting Securities by Employer which, by reducing the number of shares of common stock or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person; provided, however, that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of common stock or Voting Securities by Employer, and after such share acquisition by Employer, the Subject Person becomes the Beneficial Owner of any additional common stock or Voting Securities which increases the percentage of the then outstanding common stock or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.